Exhibit 16.1

May 15, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

To Whom It May Concern:

We have read the statements made by First Community Bankshares Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of First Community Bankshares Inc. dated May 15, 2023. We agree with the statements concerning our firm in such Form 8-K.

Sincerely,

Elliott Davis, PLLC